EXHIBIT 99.1

CONTACT:	Charles R. Tutterow
Executive Vice President
and Chief Financial Officer
864/239-3915

JPS Industries, Inc. Receives NASDAQ Listing Notification

GREENVILLE, S.C. (March 5, 2004) — JPS Industries, Inc. (NASDAQ/NM: JPST) today announced that on March 4, 2004 it received notification from the Listing Qualifications Department of The Nasdaq Stock Market, Inc., indicating that the Company’s application to list its common stock on The Nasdaq SmallCap Market has been approved. The Company’s securities will be transferred to The Nasdaq SmallCap Market at the opening of business on March 9, 2004 and will continue to trade under the ticker symbol JPST.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, stated, “After reviewing all options available to us, we are pleased to be able to provide listing for our shareholders on The Nasdaq SmallCap Market.”

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to meet its financial covenant obligations and negotiate a new credit facility upon maturity of its existing credit facility), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet services.

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